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                                                                      Exhibit 23





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of W. R. Grace & Co. (the "Company"), relating to 66,000 shares of the Company's Common Stock issuable pursuant to the Company's 1994 Stock Retainer Plan for Nonemployee Directors, of our report dated February 8, 1994 appearing on page F-3 of the Annual Report on Form 10-K of W. R. Grace & Co. for the year ended December 31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page F-2 of the Annual Report on Form 10-K of W. R. Grace & Co. for the year ended December 31, 1993. We also consent to the reference to us under Item 5 of such Registration Statement.


PRICE WATERHOUSE

/s/ PRICE WATERHOUSE

New York, New York
June 20, 1994